EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3, No. 33-97878) and related Prospectuses of NAC Re Corp. for the registration of 1.75 million shares of its common stock and $100 million of notes and to the incorporation by reference therein of our report dated January 31, 1995, with respect to the consolidated financial statements and schedules of NAC Re Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

New York, New York
November 14, 1995